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                                                                    EXHIBIT 99.1

For Immediate Release

CONTACTS:

Maili Bergman                                            Mike Overby
Director of Investor Relations                           Chief Financial Officer
408.434.5158 (voice)                                     408.434.5112 (voice)
408.434.5005 (fax)                                       408.434.5005 (fax)
maili.bergman@adept.com                                  mike.overby@adept.com

ADEPT TECHNOLOGY COMPLETES $36 MILLION STOCK OFFERING

(SAN JOSE, CA) February 22, 2001--Adept Technology, Inc. (Nasdaq/NMS: ADTK), a designer and manufacturer of intelligent automation products, today completed a public offering of shares of common stock totaling $36 million. Adept sold 2,000,000 shares of common stock at $18.00 per share. Adept has granted the underwriters a 30-day option to purchase up to 300,000 additional shares of common stock solely to cover any over-allotments.

Adept anticipates using the net proceeds from the offering for general corporate purposes, including working capital and capital expenditures. Adept also intends to use a portion of the proceeds to pursue possible acquisitions ofcomplementary products, technologies or businesses.

The offering was managed by Lehman Brothers and U.S. Bancorp Piper Jaffray. The offering of these securities has been made only by means of a prospectus. Copies of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from the offices of Lehman Brothers, c/o ADP Financial Services, Attn: Prospectus Fulfillment, 55 Mercedes Way, Edgewood, NY 11717.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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